Exhibit 10.7

Execution Copy

English Translation

Beijing Lashou Network Technology Co., Ltd.

AND

Shanghai Lashou Information Technology Co., Ltd.

Exclusive Service Agreement

June 22, 2011

Exclusive Service Agreement

THIS EXCLUSIVE SERVICE AGREEMENT (“this Agreement”) is made and entered into as of June 22, 2011 by and between:

1.      Beijing Lashou Network Technology Co., Ltd. (“Party A”)

Registered address: No.1-1251, East Cuiliu Street, West Changhong Road, Liangxiang, Fangshan District, Beijing

Legal representative: Ming Guan

2.      Shanghai Lashou Information Technology Co., Ltd. (“Party B”)

Registered address: Room 801, 7# Building, No.328 Jiajian Highway, Malu Town, Jiading District, Shanghai

Legal representative: Wu Bo

(In this Agreement, Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.)

Preamble

WHEREAS, Party A is a limited liability company registered and legally existing in Beijing, PRC and mainly engages in the operation of a group-purchase website;

WHEREAS, Party B is a wholly foreign owned enterprise registered and legally existing in Shanghai, PRC, with its main business covering the design, development and making of computer application software, sale of self-produced products and provision of related technical consultancy and services, economic and trade consultancy, marketing planning consultancy, etc;

WHEREAS, Party A needs Party B to provide the Services relating to the Party A’s Business (as defined below) and Party B agrees to provide Party A with such Services.

NOW, THEREFORE, the Parties, after friendly negotiations, hereby agree below:

Article 1 Definition

1.1           Except as otherwise provided herein or where the context otherwise requires, the following terms used herein shall have the following meanings:

“Party A’s Business”	means all the businesses as conducted now and at any time throughout the term of this Agreement, including, but not limited to, Party A’s operation of group-purchase website.

“Services”	means the services in connection with the Party A’s Business provided by Party B exclusively to Party A within the approved business license, including, but not limited to:

	(1)	Permitting Party A to use the relevant software lawfully owned by Party B and required for the Party A’s Business;

	(2)	Providing Party A with the information technology/total operation and solutions concerning operation and management necessary for the Party A’s Business;

	(3)	Routine management, maintenance and updating of hardware equipment and database/software resources and customer resources;

	(4)	Development, maintenance and updating of the relevant application software necessary for the Party A’s Business;

	(5)	Providing training for Party A’s relevant business staff;

	(6)	Assisting Party A in the collection of technical information/relevant industry investigation;

	(7)	Marketing consultancy, asset (including, but not limited to, tangible assets and intangible assets like trademarks, technology, goodwill, public relations, etc) management consultancy;

	(8)	Personnel management and internal administration consultancy;

	(9)	Providing consultancy service as well as other business and operation relating consultancy;

	(10)	Other related services provided from time to time at the request of Party A.

“Annual Business Plan”	means the development plan and budget report of the

Party A’s Business for next calendar year prepared by Party A according to this Agreement and with the assistance of Party B before November 30 of each year.

“Service Fees”	means all the fees payable by Party A to Party B under Article 3 in respect of the Services provided by Party B.

“Equipment”	means any and all equipment owned or from time to time purchased by Party B and used for the purpose of providing the Services.

“Business Related Technology”	means any and all software and technologies relating to the Party A’s Business developed by Party A on the basis of the Services supplied by Party B hereunder.

“Customer Information”	has the meaning as ascribed to it under Article 6.1.

“Confidential Information”	has the meaning as ascribed to it under Article 6.2.

“Defaulting Party”	has the meaning as ascribed to it under Article 11.1.

“Default”	has the meaning as ascribed to it under Article 11.1.

“Party’s Rights”	has the meaning as ascribed to it under Article 13.5.

1.2           The references to any laws and regulations (hereinafter the “Laws”) herein shall be deemed:

(1)           to include the references to the amendments, changes, supplements and reenactments of such Laws, irrespective of whether they take effect before or after the date of this Agreement; and

(2)           to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3           Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 Services

2.1           Within the valid term of this Agreement, Party B shall, according to the requirement of the Party A’s Business and the specific requirement raised from time to time by Party A, provide the Services to Party A in a diligent manner. It is understood by the

Parties that the Services actually provided by Party B are subject to Party B’s approved business scope; if the Services that Party A requires Party B to provide exceed Party B’s approved business scope, Party B will, to the fullest extent permitted by laws, apply for the enlargement of its business scope and provide related Services after approved enlargement.

2.2           For the purpose of providing high quality services, Party B shall provide Party A with the use right to computers and network hardware equipment necessary for the Party A’s Business.

2.3           Party B shall have in place the equipment and personnel reasonably necessary for the provision of the Services and acquire the new equipment and personnel according to Party A’s Annual Business Plan and at the reasonable request of Party A, so as to meet the needs of Party B’s provision of high-quality Services to Party A.

2.4           For the purpose of providing the Services hereunder, Party B shall communicate with Party A all information relevant to the Party A’s Business.

2.5           Notwithstanding any other provision herein, Party B shall have the right to designate any third party to provide any or all Services hereunder or perform on behalf of Party B any of its obligations hereunder. Party A hereby agrees that Party B has the right to transfer its rights and obligations hereunder to any third party.

Article 3 Fees

3.1           With respect to the Services furnished by Party B pursuant to the provisions of this Agreement, Party A shall pay the Service Fee to Party B as follows:

3.1.1        a fixed Service Fee of RMB50,000 per month, but Party B may exempt Party A from such payment obligation;

3.1.2        the performance Service Fee accounting for a certain percentage of Party A’s business income in that year; and

3.1.3        If otherwise agreed by the Parties, the Service Fee for the specific Services provided from time to time by Party B at Party A’s request.

3.2           As for the depreciation of the equipment provided by Party B to Party A, Party B may require Party A to make indemnity in the actual amount.

3.3           The Parties agree that the Service Fee shall be paid as follows:

3.3.1        Except as otherwise exempted by Party B, Party A shall, based on the payment notice given by Party B to Party A, pay the fixed Service Fee to

Party B on monthly basis. Party A shall, before the tenth (10th) working day of each month, pay Party B the fixed Service Fee as set forth in Article 3.1.1.

3.3.2        Unless otherwise exempted by Party B, Party A shall, based on the payment notice given by Party B to Party A, pay the performance Service Fee on annual basis. Before the end of each fiscal year of Party A, the Parties shall agree on the specific percentage of that year’s performance Service Fee in Party A’s business income in that year. After the end of each fiscal year of Party A, the Parties shall account for the performance Service Fee actually payable by Party A on the basis of Party A’s total before-tax income for previous year as determined in the audit report issued by the accounting firm registered in China acceptable to the Parties. Party A shall pay Party B the corresponding performance Service Fee within fifteen (15) working days following the issue of audit report. Party A undertakes to Party B that it will provide the aforesaid accounting firm with all the necessary materials and assistance and cause such accounting firm to complete and issue to the Parties the audit report of previous year within thirty (30) working days after the end of each calendar year.

3.3.3        The method of payment of the Service Fee as set forth in Article 3.1.3 is to be agreed by the Parties.

3.4    Party A shall, pursuant to the provisions of this Article, pay all Service Fees on time to the bank account designated by Party B. If Party B changes its bank account, it shall notify Party A of such change in writing seven (7) working days in advance.

3.5           The Parties agree that in principle, the said payment of the Service Fee shall not result in any Party’s difficulties in that year’s operations. For the said purpose and to the extent of achieving the said principle, Party B may consent to Party A’s delay in paying the Service Fee, or subject to the mutual consent of the Parties, the calculation percentage of the Service Fee payable by Party A to Party B under Article 3.1 and/or the specific amount may be adjusted in written form.

3.6           The Service Fee payable by Party A to Party B under Article 3.1.3 is to be agreed in writing by the Parties, depending on nature of service and amount of work.

Article 4 Party A’s Obligations

4.1           The Services hereunder shall be provided by Party B on an exclusive basis. During the validity term of this Agreement, without prior written consent of Party B, Party A may not enter into any agreement with any third party or otherwise agree to engage such third party to provide the services identical or similar to those provided by Party B.

4.2           Party A shall provide Party B with its determined Annual Business Plan for next year before November 30 of each year so that Party B can arrange the corresponding service plan and acquire the necessary software, equipment, personnel and service force. If Party A temporarily needs Party B to increase equipment or personnel, it shall negotiate with Party B to reach a consensus fifteen (15) days in advance

4.3           In order to facilitate Party B’s provision of the Services, Party A shall provide Party B with relevant materials required by Party B in a timely manner.

4.4           Party A shall pay the Service Fees to Party B on time and in full according to Article 3 hereof.

4.5           Party A shall maintain its good reputation and actively develop its business to pursue maximum profits.

4.6           Within the valid term of this Agreement, Party A agrees to assist Party B and Party B’s parent company (including direct or indirect) in the audit of related-party transactions and other kinds of audits, provide Party B, its parent company or the auditor engaged by Party B with the information and materials concerning Party A’s operations, business, customers, finance, employees, etc and further agrees that Party B’s parent company can disclose such information and materials in order to comply with the regulator requirements of the place where its securities are listed.

Article 5 Intellectual Property Rights

5.1           Intellectual property rights on Party B’s original work results and the work results acquired within the valid term of this Agreement, including the work results created during Party B’s provision of Services shall belong to Party B.

5.2           As the operation of Party A’s Business relies on Party B’s provision of Services hereunder, Party A consents to the following arrangements in respect of the Business-related Technology developed by Party A on the basis of such Services:

(1)           if the Business-related Technology is acquired after Party A’s further development upon entrustment of Party B, or is acquired through cooperation between Party A and Party B, the titles thereon and relevant application right for patent shall belong to Party B;

(2)           if the Business-related Technology is acquired after Party A’s further independent development, the titles thereon shall be owned by Party A, provided that (A) Party A informs Party B of the details of such Business-related Technology in time and provides relevant materials required by Party B; (B) in the event that Party A proposes to license or transfer such Business-related Technology, Party B shall have the priority to purchase, or Party A shall grant Party B an exclusive license, subject to compliance with mandatory provisions of the PRC laws, and Party B may use such Business-related Technology within the scope transferred or granted by Party A (but Party B has the right to determine whether to accept such transfer or license). Only when Party B waives its priority to purchase or the exclusive right to use such Business-related Technology, Party A may transfer the title on such Business-related Technology to any third party or license any third party to use such Business-related Technology provided that the conditions (including but not limited to transfer price or license fees) should not be favorable than those offered to Party B, and Party A shall guarantee that such third party fully complies with and performs the relevant liabilities and obligations to be complied with and performed by Party A hereunder; and (C) except for the circumstances set forth in item (B) above, within the valid term of this Agreement, Party B is entitled to purchase such Business-related Technology, at which time Party A shall consent to such purchase by Party B, subject to compliance with mandatory provisions of the PRC Law, at the minimum price permitted by the then effective PRC laws.

5.3           If Party B is exclusively licensed to use the Business-related Technology according to Article 5.2(2) hereof, such license is subject to the provisions below:

(1)           the license term shall be at least five (5) years (commencing from the effective date of the relevant license agreement);

(2)           the scope of license shall be defined to the fullest extent;

(3)           within the term and scope of the license, except Party B, no other party (including Party A) may use or license others to use such Business-related Technology in any manner;

(4)           subject to compliance with Article 5.3(3), Party A is entitled to determine, at its sole discretion, to license such technology to other third party; and

(5)           upon expiry of the license term, Party B is entitled to request renewal of the license agreement, and Party A shall agree. The renewed license agreement shall have the same terms with the original one, except for changes acknowledged by Party B.

5.4           Notwithstanding any provision of the above Article 5.2(2) hereof, the patent application for any Business-related Technology described in that article shall be conducted in accordance with the following provisions:

(1)           if Party A intends to apply for patent on any Business-related Technology described in such Article, Party B’s prior written consent is required.

(2)           Party A may apply for patent by itself or transfer such application right to a third party only upon Party B’s waiver of the right to purchase such application right for patent. If Party A transfers the aforesaid application right for patent to a third party, it shall guarantee that such third party fully complies with and performs the relevant obligations to be complied with and performed by Party A hereunder; in addition, the conditions of Party A’s transfer of the application right for patent to a third party (including but not limited to transfer price) shall not be favorable than those proposed to Party B pursuant to Paragraph 3 of this Article 5.4.

(3)              during the term of this Agreement, Party B may at any time require Party A to apply for patent on such Business-related Technology, and decide at its own discretion whether to purchase such application right for such patent. At Party B’s request, Party A shall transfer such application right to Party B, subject to compliance with mandatory provisions of the PRC law, at the minimum price permitted by the then effective PRC law. Party B shall become the legal owner of such patent after it acquires the application right for patent on such Business-related Technology and applies for and obtains such patent.

5.5           Each Party warrants to the other Party that it will compensate the other Party for any and all economic losses incurred by the other Party due to its infringement of any other person’s intellectual property rights (including copyright, trademark, patent and know-how).

Article 6 Confidentiality

6.1           Within the valid term of this Agreement, all customer information and other related materials (hereinafter the “Customer Information”) in connection with the Party A’s Business and the Services provided by Party B shall be jointly owned by the Parties.

6.2           Whether this Agreement is terminated or not, the Parties shall keep in strict confidence the trade secrets, proprietary information, customer information and all other information of a confidential nature (collectively, the “Confidential Information”) about the other Parties known during the execution and performance of this Agreement. The Party receiving the Confidential Information shall not disclose any Confidential Information to any other third party, except with the prior written consent of the Party disclosing the Confidential Information or unless such disclosure is required in accordance with relevant laws and regulations or the requirements of the place where the affiliate of a Party is a public company. The Party receiving the Confidential Information shall not use or indirectly use any

Confidential Information, other than for the purpose of performing this Agreement.

6.3           The following information is not part of the Confidential Information:

(a)       any information previously known by the receiving Party by lawful means, as can be shown by written evidence;

(b)      any information entering the public domain not due to fault of the receiving Party; or

(c)       any information lawfully received by the receiving Party from other source after receiving the information.

6.4           The receiving Party may disclose the Confidential Information to its related employees, agents or engaged professionals, provided, however, that the receiving Party shall ensure that the above persons comply with the relevant terms and conditions hereof and bear any liability arising from their breach of the relevant terms and conditions hereof.

6.5           Notwithstanding any other provisions herein, the validity of this Article shall survive the termination of this Agreement.

Article 7 Representations and Warranties by Party A

Party A hereby represents and warrants to Party B as follows:

7.1           it is a limited liability company duly organized and validly existing under the PRC laws with an independent corporate personality and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions;

7.2           it has full corporate internal power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated hereunder and to be executed by it, and it has full power and authorization to complete the transaction contemplated hereunder. This Agreement shall be lawfully and duly executed and delivered by it and shall constitute a legal and binding obligation, enforceable against it pursuant to the terms hereof.

7.3           it has obtained complete business permits necessary for its operations upon effectiveness of this Agreement; it has sufficient rights and qualification to conduct the Party A’s Business as currently conducted by it within the PRC.

7.4           it shall, within fifteen (15) working days after the end of each quarter, provide Party B within the financial statements of that quarter and the budget for next quarter and within thirty (30) working days after the end of each year, provide Party B with the financial statements of that year and the budget for next year.

7.5           it shall notify Party B in a timely manner of any circumstance which has or may have a material adverse effect on the Party A’s Business and its operations, and shall make its best efforts to prevent the occurrence of such circumstance and/or further losses.

7.6           without written consent from Party B, Party A shall not, in any way, dispose of its material assets or change its current shareholding structure.

7.7           Upon Party B’s written request, Party A will use all the accounts receivable and/or all other assets it lawfully owns and has the right to dispose of at that time as the guarantee for its performance of the payment obligations in Article 3 hereof in the manner then permitted by laws.

7.8           it will indemnify and hold harmless Party B against all losses which it suffers or may suffer in connection with the provision of the Service, including but not limited to, any loss resulting from any litigation, demand, arbitration and claim raised by any third party against Party B as well as losses from administrative investigation or penalty by government entities. However, the losses arising as a result of the intentional misconduct or gross negligence of Party B shall be excluded from indemnification.

Article 8 Representations and Warranties by Party B

Party B hereby represents and warrants to Party A as follows:

8.1           it is a limited liability company duly organized and validly existing under the PRC laws, with an independent corporate personality, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of actions.

8.2           It has the internal full power and authorization to execute and deliver this Agreement and all other documents to be entered into by them which are related to the transaction contemplated hereunder, as well as to consummate such transaction. This Agreement shall be duly and lawfully executed and delivered by it and shall constitute the legal and binding obligations, enforceable against it pursuant to the terms hereof.

Article 9 Term of Agreement

9.1           This Agreement shall take effect upon formal execution by the Parties. This Agreement shall be valid for twenty (20) years, unless specifically provided herein or terminated with the written agreement of the Parties.

9.2           Each Party shall, within three (3) months prior to its duration, handle and complete the approval and registration procedures concerning the extension of its duration so that the valid term of this Agreement continues.

9.3           The obligations of the Parties under Article 6 hereof shall survive the termination of this Agreement.

Article 10 Notices

10.1         Any notice, request, demand or other correspondence required by or made pursuant to this Agreement shall be in writing and delivered to the relevant Party.

10.2         The above notice or other correspondence shall be deemed to have been given upon delivery when it is transmitted by facsimile or telex; or upon handover to the receiver when it is delivered in person; or five (5) days after posting when it is delivered by mail.

Article 11 Defaulting Liabilities

11.1         The Parties agree and acknowledge that, if any Party (hereinafter the “Defaulting Party”) commits material breach of any provision hereof, or materially fails to perform or delays the performance of any obligation hereunder, such breach, failure or delay shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party shall be entitled to demand the Defaulting Party to remedy such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to remedy such Default or take remedial measures within such reasonable period or within ten (10) days following the written notice given by the non-defaulting Party requiring such Default to be remedied, the non-defaulting Party shall be entitled to decide to, at its discretion: (1) terminate this Agreement and require the Defaulting Party to indemnify all the damages; or (2) require the performance of the obligations hereunder and require the Defaulting Party to indemnify all the damages.

11.2         Notwithstanding any provision under Article 11.1 above, the Parties agree and acknowledge that in no circumstances shall Party A be entitled to terminate this Agreement for whatever reason, unless otherwise provided by law or this Agreement.

11.3         Notwithstanding any other provisions herein, the validity of this Article 11 shall survive the termination of this Agreement.

Article 12 Force Majeure

If a Party is prevented from performing this Agreement or the agreed conditions hereunder as a result of force majeure, including earthquake, typhoon, flood, fire, war, computer virus, design vulnerabilities of tool software, hacker attack on the internet, changes in policies and laws and other events that are unforeseeable or whose happenings are unpreventable or unavoidable, such prevented Party shall forthwith notify the other Party by fax of the occurrence thereof and within thirty (30) days thereafter, provide the documentary evidences issued by the local notarial organization, explaining the details of the event and the reasons for its failure to perform this Agreement or its need to delay the performance of this Agreement. The Parties may negotiate whether or not to exempt part of the obligations hereunder or delay the performance of this Agreement depending on the effect of such event of force majeure upon the performance of this Agreement. Neither Party shall be liable to the other Party in respect of the economic losses incurred as a result of force majeure.

Article 13 Miscellaneous

13.1         This Agreement is written in Chinese and executed in two (2) counterparts. Each Party retains one (1) counterpart.

13.2         The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

13.3         Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if no agreement regarding such dispute can be reached by the Parties within thirty (30) days upon its occurrence, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing in accordance with its effective arbitration rules at the time of submission, and the arbitral award shall be final and binding on the Parties.

13.4         Any rights, powers and remedies granted to any Party by any provision herein shall not preclude any other rights, powers and remedies available to such Party in accordance with laws and other provisions hereunder, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of any other rights, powers and remedies available to it.

13.5         No failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with law (hereinafter the “Party’s Rights”) shall be construed as a waiver of the Party’s Rights, nor will the waiver of any single or partial exercise of the Party’s Rights shall not preclude its exercise of the Party’s Rights in any other way and other Party’s Rights.

13.6         The headings of the articles herein are for reference only, and in no circumstance shall such headings be used in or affect the interpretation of the provisions hereof.

13.7         Each provision contained herein shall be severable and separable from other provisions. If at any time one or several provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

13.8         Any amendment or supplement to this Agreement shall be binding only by a written instrument duly executed by the Parties.

13.9         Except as otherwise provided herein, neither Party shall assign any of its rights and/or obligations hereunder to any third party without the prior written consent of the other Party.

13.10       This Agreement shall be binding on the legal successors of the Parties.

13.11       The Parties undertake that they shall respectively make tax declaration and payment pursuant to law in respect of the transaction hereunder.

13.12       This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, understandings and communications, oral or written, with respect to the subject matter hereof.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

(SIGNATURE PAGE)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Party A:

Beijing Lashou Network Technology Co., Ltd.
(Seal)

By:	/s/ Ming Guan (Company Seal of Beijing Lashou Network Technology Co., Ltd is affixed)
Name: Ming Guan
Title: Legal Representative

Party B:

Shanghai Lashou Information Technology Co., Ltd.
(Seal)

By:	/s/ Bo Wu (Company Seal of Shanghai Lashou Information Technology Co., Ltd. is affixed)
Name: Bo Wu
Title: Legal Representative

Beijing Lashou Network Technology Co., Ltd

Exclusive Service Agreement — Signature Page